UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549
                              -------------------
                                 SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                              (Amendment No.  )*

                               RACOM SYSTEMS, INC.
                               -------------------
                                (Name of Issuer)

                      COMMON STOCK, PAR VALUE $.01 PER SHARE
                      --------------------------------------
                          (Title of Class of Securities)

                                      75008510
                                   --------------
                                   (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                   SCHEDULE 13G
CUSIP No. 75008510

1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         RAMTRON INTERNATIONAL CORPORATION
         84-0962308

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)  [   ]
                                                        (b)  [   ]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

                       5.  SOLE VOTING POWER        5,051,452

NUMBER OF              6.  SHARED VOTING POWER      0
SHARES
BENEFICIALLY
OWNED BY
EACH                   7.  SOLE DISPOSTIVE POWER    5,051,452
REPORTING
PERSON                 8.  SHARED DISPOSTIVE POWER  0
WITH

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               5,051,452

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

               N/A

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               37.49%

12.  TYPE OF REPORTING PERSON*

               CO

                              *SEE INSTRUCTION

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549
                                 Schedule 13G
                   Under the Securities Exchange Act of 1934

Amendment No.  :

Item 1  (a)   Name of issuer:

                 Racom Systems, Inc.

Item 1  (b)   Address of issuer's principal executive offices:

                 6080 Greenwood Plaza Boulevard
                 Greenwood Village, CO  80111

Item 2  (a)   Name of person filing:

                 Ramtron International Corporation

Item 2  (b)   Address of principal business office:

                 1850 Ramtron Drive
                 Colorado Springs, CO 80921

Item 2  (c)   Citizenship:        United States

Item 2  (d)   Title of class of securities: Common Stock
                                            Par Value $.01 per share

Item 2  (e)   Cusip No.:  75008510

Item 3        Type of Person:  N/A

Item 4  (a)   Amount of beneficially owned:  5,051,452

Item 4  (b)   Percent of class:  37.49%

Item 4  (c)   (i)   sole power to vote:       5,051,452
              (ii)  shared power to vote:     0
              (iii) sole power to dispose:    5,051,452
              (iv)  shares power to dispose:  0

Item 5       Ownership of 5 percent or less of a class:  N/A

Item 6       Ownership of more than 5 percent on behalf of another person: N/A

Item 7       Identification and classification of subsidiary:  N/A

Item 8       Identification and classification of members of the group:  N/A

Item 9       Notice of dissolution of the group:  N/A

Item 10      Certification:

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

                                           RAMTRON INTERNATIONAL CORPORATION

                                           By:  /S/  Richard L. Mohr
                                              ------------------------------
                                              Richard L. Mohr
                                              Executive Vice President and CFO

Date:  February 12, 1998